Exhibit 99.1

Big Cat Energy Provides Operations Update

Gillette, Wyoming, June 25, 2008 – Big Cat Energy Corporation, (OTCBB: BCTE), today announced that after numerous weather delays in the Powder River Basin of Wyoming, Marathon Oil Company (NYSE:MRO) has installed and turned on the first of their eleven (11) pilot wells using the ARID Tool. The ARID process is working as designed and is currently storing water in the receiver aquifer at a rate of approximately 1000 barrels per day (bpd) or around 29 gallons per minute (gpm). Marathon is now preparing other wells for ARID installation which should become operational within the next few weeks. Marathon is quite pleased with the ARID Tools performance and is very optimistic about the pilot programs early test data.

Yates Petroleum has begun well preparation for the installation of their first ARID Tool. Yates has six (6) approved permits from the Wyoming Department of Environmental Quality. Currently Yates Petroleum is testing the receiving aquifers water quality for compatibility with the produced water prior to turning on the well. Yates has plans to install the six ARID Tools as tests prove up in their pilot project areas.

This year Big Cat Energy Corporation (Big Cat) has begun to notice a change in the Coal Bed Methane (CBM) industry. CBM operators have now begun contacting us regarding the ARID Tool and process. With the more restrictive regulatory stipulations placed on the CBM industry and word that the ARID Tool and process does work, operators have started contacting us in greater numbers. Big Cat anticipates this trend to continue in greater frequencies as more pilot study data is collected by operators.

Big Cat is also moving forward with the manufacturing of a 5 ½” ARID Tool. Numerous CBM operators outside the Powder River Basin and coal mining companies use 5 ½” casing to construct there wells rather than the standard 7” casing. The first prototype 5 ½” ARID Tool is estimated to be completed from manufacturing in six to eight weeks, testing of the tool will begin as soon as possible.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.